Exhibit 10.4

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

dated as of

MAY 11, 2016

by and among

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

and

INTERVAL LEISURE GROUP, INC.

i

ii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT, dated as of May 11, 2016 (the “Effective Date”), is entered into by and between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), on behalf of itself and any of its Affiliates that are Providers hereunder and Interval Leisure Group, Inc., a Delaware corporation (“Buyer”), on behalf of itself and any of its Affiliates that are Recipients hereunder.  Starwood and Buyer are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, Starwood, Vistana Signature Experiences, Inc. (“Vistana” or “SpinCo”), Buyer, and Iris Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Buyer (“Merger Sub”), have entered into that certain Agreement and Plan of Merger, dated as of October 27, 2015 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Vistana immediately following the spin-off of Vistana to Starwood’s stockholders; and

WHEREAS, the Merger Agreement provides that, in connection with the consummation of the transactions contemplated thereby, the Parties will enter into this Agreement to provide for certain services and other arrangements among Starwood and/or its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, all as more fully described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                    Defined Terms.  For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement and (b) the following terms shall have the meanings specified below:

“Agreement” means this Transition Services Agreement, including the Schedules and Exhibits hereto.

“Applicable Law” means all laws, regulations, ordinances, rules, orders, decrees and requirements of any Governmental Authority having jurisdiction over the Services, Recipient, Provider or this Agreement, all as they may be amended from time to time.

“Interest Rate” means an annual rate equal to the lesser of (i) the prime rate (as published by the Wall Street Journal or, if no longer published, such other similar source as reasonably selected by Starwood) applicable on the date such payment is due and on each date thereafter that interest is compounded, plus eight (8) percentage points and (ii) the highest rate then permitted by Applicable Law.

“Personally Identifiable Information” means any information received by a party in connection with the Services that can be associated with or traced to any individual, including an individual’s name, address, telephone number, e-mail address, credit card information, social security number, or other similar specific factual information, regardless of the media on which such information is stored (e.g., on paper or electronically) and includes certain of such information that is generated, collected, stored or obtained as part of this Agreement, including transactional and other data pertaining to users.

“Provider” means Starwood or any of its Affiliates, in such Person’s capacity as a Person providing or causing other Persons to provide Services hereunder.

“Recipient” means Buyer or any of its Affiliates, in such Person’s capacity as a Person receiving Services from a Provider hereunder.

“Reference Period” means the period beginning twelve (12) months prior to the Effective Date, and ending on the Effective Date.

“Schedule A” means Schedule A to this Agreement.

“Service” or “Services” means, collectively, the Transition Services and the Migration Services.

“Third Party Claims” means all claims or threatened claims, civil, criminal, administrative, or investigative action or proceeding, demand, charge, action, cause of action or other proceeding asserted against a party hereto and brought by a third party.

“Transition Service” or “Transition Services” means (i) those services, (ii) access to those facilities, networks, equipment and software, and (iii) other assistance, each as listed and described on Schedule A, including any Omitted Services added to Schedule A by amendment pursuant to Section 2.1(b).

Section 1.2                                    Cross References.  Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term
Base Service Fees	Section 3.1
Consent	Section 2.1(c)
Disclosing Party	Section 9.3(a)
Dispute	Section 5.1(c)
Effective Date	Preamble
Extended Service	Section 4.2
Force Majeure Event	Section 5.1
Functional Lead	Section 5.1(b)
Indemnified Party	Section 7.2(a)
Indemnifying Party	Section 7.2(a)
Information	Section 9.3(a)
Losses	Section 7.1
Merger Agreement	Recitals
Merger Sub	Recitals
Migration Plan	Section 2.1(d)
Migration Planning Period	Section 2.1(d)
Migration Services	Section 2.1(d)
Migration Services Fee	Section 3.1(a)
Omitted Services	Section 2.1(b)

Omitted Services Fees	Section 3.1(e)
Party / Parties	Preamble
Receiving Party	Section 9.3(a)
Recipient	Preamble
Recipient TSA Project Lead	Section 5.1(a)
Sales Taxes	Section 3.3
Seller	Recitals
Service Fees	Section 3.1
Service Term	Section 4.1
Starwood	Preamble
Starwood Auditors	Section 5.4(a)
Starwood TSA Project Lead	Section 5.1(a)
TSA Project Leads	Section 5.1(a)

Section 1.3                                    Interpretation; Exhibits and Schedules.  The table of contents, titles, headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “hereof,” “hereby,” “herein,” “hereto,” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or paragraph of this Agreement; (b) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) references to an “Article,” “Section,” “Schedule” or “Exhibit” shall be to an Article or Section of, or a Schedule or Exhibit to this Agreement; (f) any agreement, instrument or statute defined or referred to in this Agreement shall mean such agreement, instrument or statute as from time to time amended, supplemented or modified; (g) all Exhibits and Schedules to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in such Exhibits and Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement; (h) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (i) the sign “$” means the lawful currency of the United States of America; (j) all references to “days” mean calendar days and all references to time mean Eastern Time in the United States of America, in each case unless otherwise indicated; and (k) derivative forms of defined terms will have correlative meanings.  The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

ARTICLE II

SERVICES

Section 2.1                                    Provision of Services.

(a)                                 Provider shall provide to Recipient the Services in accordance with the terms, fees, limitations and conditions set forth herein and on Schedule A. Starwood hereby represents and warrants as of the date hereof that Provider has not changed the level of services provided by Provider in respect of the Vistana Business since October 27, 2015 in a manner that reduced the level or quality of Services provided to Recipient under this Agreement.

(b)                                 During the ninety (90) days after the Effective Date, in the event that Buyer identifies in writing to Starwood any services not referenced on Schedule A that were provided by Provider in respect of the Vistana Business during the Reference Period and that are reasonably necessary to operate the Vistana Business in the manner conducted as of the Effective Date (“Omitted Services”), the Parties will promptly negotiate in good faith the terms governing any such Omitted Service with respect to (i) the nature and description of such Omitted Service, which shall be consistent with the descriptions of the Services set forth on Schedule A (to the extent applicable to such Omitted Service), (ii) the duration such Omitted Service will be provided, which shall not be longer than the term of this Agreement and (iii) the fees for such Omitted Service, which shall be set in the same manner as for the other Services.  In the event the Parties agree to such terms, the Parties will enter into an amendment to this Agreement amending Schedule A to reflect such Omitted Service, and such Omitted Service shall be deemed to be part of this Agreement and shall be deemed one of the “Services” hereunder from and after the date of such amendment.  Starwood shall have no obligation to consider any requests for services not listed on Schedule A at any time after ninety (90) days after the Effective Date.

(c)                                  Provider and Recipient shall use commercially reasonable efforts to obtain in a cost effective manner any necessary waivers, permits, consents or similar approvals with respect to agreements with third parties in order for Provider to provide the Services directly or indirectly (other than the Omitted Services) (any such waiver, permit, consent or similar approval, a “Consent”).  If after using commercially reasonable efforts, Provider and Recipient are unable to obtain any Consent, the Parties shall work together to agree upon, identify and implement an alternative arrangement in a cost effective manner.  Any license fees, royalties or other fees, costs or expenses to third parties that may be necessary for Provider to obtain Consents in a cost effective manner or for Provider to perform, or for Recipient to receive, the Services will be borne equally by the Recipient and Provider, and any out-of-pocket costs and expenses reasonably incurred by Provider in connection with the implementation of any such alternative arrangements in a cost effective manner shall be borne by Recipient, provided, that Provider and Recipient shall be equally responsible for the amount by which the cost of such alternative arrangement exceeds the amount that Recipient would have paid pursuant to Schedule A, as of the Effective Date, for the applicable Service.  As long as Provider otherwise complies with this Section 2.1(c), failure to obtain any Consent, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof.

(d)                                 Recipient shall be responsible for planning and preparing the transition of the provision of each of the Services to its own internal organization or other third-party service providers, and shall prepare, within thirty (30) days after the Effective Date (“Migration Planning Period”), a plan in order to transition off of each Service by the end of the term for such Service (“Migration Plan”); provided, however, that Recipient will not be deemed to have violated its obligations with respect to preparation of the Migration Plan if Recipient (i) fails to complete the Migration Plan within the Migration Planning Period, (ii) has been working, and thereafter continues to work, in good faith and without undue delay to expeditiously prepare the Migration Plan and (iii) completes the Migration Plan no later than sixty (60) days after the Effective Date.  At Recipient’s request, Provider shall reasonably assist, and shall use commercially reasonable efforts to cause any third-party provider of Services to reasonably assist, Recipient in connection with the implementation of Recipient’s transition plan (“Migration Services”), taking into account the need to minimize the cost of such migration and the disruption to the ongoing business activities of the Parties and their Affiliates. For the avoidance of doubt, Migration Services shall not include any services that, in Provider’s commercially reasonable opinion, do not primarily effect the separation of Recipient from the Services.

Section 2.2                                    Cooperation; Access.  Subject to the other provisions of this Agreement, Provider and Recipient agree to reasonably cooperate with each other in all matters relating to the provision and receipt of the Services.  Each Provider and Recipient shall, and shall cause any applicable Affiliates to, make available on a timely basis to the other information and materials requested to the extent reasonably necessary for the purposes of providing or receiving the Services.

Section 2.3                                    Books and Records.  Provider shall keep books and records relating to the provision of the Services in a manner consistent with how such books and records were kept by Provider with respect to the Vistana Business as of the Effective Date, subject to Provider’s records retention policies (as such policies may be amended or otherwise modified from time to time).  To the extent reasonably necessary for Recipient to conduct the Vistana Business as conducted as of the Effective Date, Provider shall make such books and records in electronic or paper form available to Recipient, at the cost of Recipient (i) upon reasonable written notice (but no more often than once each calendar quarter), during normal business hours, (ii) subject to reasonably imposed security procedures and limitations and (iii) subject to compliance with Section 8.3 (Effect of Termination).

Section 2.4                                    Service Quality.

(a)                                 Provider will provide, or cause to be provided, the Services in accordance with Provider’s standard policies, procedures and practices in effect with respect to the Vistana Business as of the Effective Date, as the same may be changed from time to time.  In providing the Services, Provider shall at all times exercise the same care and skill it exercises in performing like services for itself and other third parties, including franchisees.  Recipient acknowledges that Provider is not in the business of providing the Services and is providing the Services to Recipient solely for the purpose of facilitating the transactions contemplated by the Merger Agreement.

(b)                                 Notwithstanding anything to the contrary herein, Provider shall have the right to shut down temporarily for routine scheduled maintenance purposes (which shall be substantially consistent with Provider’s operations and maintenance policies as of the Effective Date) the operation of the facilities, networks and/or systems providing any Service whenever in its judgment, reasonably exercised, such action is necessary; provided that Provider shall notify Recipient as much in advance as reasonably practicable under the circumstances that such shutdown is planned, and such shutdown shall take place outside normal business hours, or if not so possible, during a period that does not unduly and adversely affect Recipient’s operations to which the provision of such Service relates.  In the event nonscheduled maintenance is reasonably necessary, Provider shall notify Recipient as much in advance as reasonably practicable under the circumstances.  Provider shall be relieved of its obligations to provide Services (and Recipient shall be relieved of its obligation to pay for such affected Service(s) to the extent such Services are not performed or have not already been performed by Provider) that require the use of such facilities, networks or systems only for the period of time that such facilities, networks and/or systems are so shut down but shall use commercially reasonable efforts to minimize each period of shutdown for such purpose and to schedule such shutdown so as not to disrupt the conduct of the business of Recipient in the ordinary course.  Provider shall consult with Recipient prior to temporary shutdowns to the extent reasonably practicable or, if not reasonably practicable, immediately thereafter in order to establish alternative sources for such Services.  To the extent commercially reasonable, Provider will afford Recipient the benefit of any arrangements for substitute services that Provider makes on its own behalf.

(c)                                  Provider shall maintain during the term of this Agreement its corporate level business continuity/disaster recovery plan (“Recovery Plan”), which plan shall prescribe actions to be taken with respect to continuation and recovery of any of Provider’s computer resources and network processes used to provide the Services.   In the event of a business disaster with respect to Provider that disrupts any “mission critical” computer resources or network processes used to provide the Services, Provider will use commercially reasonable efforts to continue and recover such computer resources and network processes within 24 hours from the occurrence of such business disaster causing a disruption in the Services, except that Provider’s Data Warehouse and StarwoodOne systems may require additional recovery times beyond such 24 hour window but in no event more than a commercially reasonable timeframe following the occurrence of such business disaster.  For purposes hereof, “mission-critical” computer resources or network processes are those which if not operating, would cause the cessation of, or significant adverse impact upon, the Vistana Business.

(d)                                 EXCEPT AS EXPRESSLY SET FORTH IN Section 2.4(c), THE SERVICES ARE PROVIDED ON AN “AS IS” BASIS AND PROVIDER MAKES NO REPRESENTATIONS, WARRANTIES OR COVENANTS WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THOSE RELATING TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM OR USAGE IN THE TRADE AND NON-INFRINGEMENT, ARE HEREBY DISCLAIMED.

Section 2.5                                    Uses of Services.  Provider shall be required to provide Services only to Recipient in connection with Recipient’s operation of the Vistana Business substantially as conducted as of the Effective Date.  Recipient shall not resell any Services to any Person whatsoever or permit the use of the Services by any Person other than its Affiliates in connection with Recipient’s operation of the Vistana Business.

Section 2.6                                    Location of Services.  Provider will not be required to render any Service in a particular location that would necessitate that Provider obtain any permits or regulatory approvals, or qualify to do business, in any location or jurisdiction other than the locations and jurisdictions where Provider does business or conducted business as of the Effective Date.  Provider shall obtain and maintain the permits and regulatory approvals required for providing the Services in good standing during the provision of the Services; provided, however that Recipient shall reimburse Provider for all of Provider’s out of pocket cost of maintaining such permits and regulatory approvals to the extent such costs are incurred for the purpose of providing the Services.

Section 2.7                                    No Violation of Laws or Third Party Contracts.  Neither Provider nor any third-party service providers shall be required to provide all or any part of any particular Service to the extent that Provider determines in good faith, that providing such Service would require Provider or any third-party service provider to violate any Applicable Laws, or any agreement to which a Provider is a party or would otherwise conflict with the rights of any other party with respect thereto.  In such case, Provider and Recipient shall work together to agree upon, identify and implement an alternative method of delivering such Service in a cost effective manner that does not violate any Applicable Laws or agreement or otherwise conflict with any third party rights.  Any costs and expenses associated with such alternative method shall be borne by Recipient, provided, that Provider and Recipient shall be equally responsible for the amount by which the cost of such alternative arrangement exceeds the amount that Recipient would have paid pursuant to Schedule A, as of the Effective Date, for the applicable Service.  As long as Provider otherwise complies with this Section 2.7, failure to arrange for an alternative method, and any resulting failure to provide Services hereunder, shall not be deemed a breach hereof.

Section 2.8                                    Provision of Services; Independent Contractor.

(a)                                 Recipient acknowledges and agrees that it has no right to require that Provider perform the Services with specifically identified employees, provided, in all instances, Provider shall use commercially reasonable efforts to provide the Services using either the same employees that performed such duties as of the Effective Date, or employees of similar skill and qualification, to perform the duties assigned to them in connection with such Services.

(b)                                 Provider shall act under this Agreement solely as an independent contractor and not as an agent, employee or joint venture counterparty of Recipient.  All employees and representatives providing the Services shall be under the direction, control and supervision of Provider (and not of Recipient), and Provider shall have the sole right to exercise all authority with respect to such employees and representatives (including the right to select, hire, utilize and discharge such employees and representatives) and in no event shall such employees and representatives be deemed to be employees or agents of Recipient.

(c)                                  Certain of the Services will require Recipient to make decisions based on recommendations made by Provider or consulting or advisory Services provided by Provider.  Recipient shall be solely responsible for making all such decisions.

(d)                                 Notwithstanding anything to the contrary contained herein, Provider shall not be liable under this Agreement for (i) failing to provide or make available a Service as set forth herein if such failure was the result of personnel of Provider performing the Services in accordance with instructions provided by Recipient’s Functional Lead or designee of such Functional Lead (as previously identified by Recipient’s Functional Lead to a Starwood Functional Lead), (ii) the exercise of reasonable discretion and independent judgment in the provision of administrative Services (such as data entry, data management, processing requests and preparing and processing forms) or (iii) any decisions made by Recipient with respect to any consulting or advisory Services.

Section 2.9                                    Modification of Procedures.

(a)                                 Provider shall be entitled to make changes from time to time in the manner in which it performs any of the Services; provided that (i) Provider has furnished Recipient notice (the same notice Provider provides its own business) thereof; (ii) Provider changes such practices and procedures for its own business units at the same time; and (iii) Provider gives Recipient a reasonable period of time for Recipient to (A) adapt its operations to accommodate such changes or (B) reject such changes. In the event Recipient fails to accept or reject a proposed change on or before a reasonable date specified in such notice of change, such failure shall be deemed to be an acceptance of such change.  In the event Recipient rejects a proposed change but does not terminate this Agreement, Recipient agrees to pay any reasonable expenses resulting from Provider’s need to maintain different or multiple versions of the same system, procedures, technologies, or services or resulting from requirements of their third party vendors.

(b)                                 In the event Recipient makes a change to its technology environment, software or hardware that renders Provider incapable of providing the Services or Recipient incapable of using the Services, Provider’s performance with respect to such affected Service(s) shall be excused, and Recipient shall be relieved of its obligation to pay for such affected Service(s) to the extent such Services are not performed or have not already been performed by Provider, until Recipient has modified its technology to correct the problem.

Section 2.10                             No Transfer of Rights.  Recipient acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are held by Provider, by reason of the provision of the Services provided hereunder, except to the extent that any such license rights or rights of use are provided for in a written agreement signed by Provider and Recipient.

Section 2.11                             Security.

(a)                                 Provider and Recipient shall each maintain reasonable, current security measures (i) to prevent unauthorized access to its systems and (ii) with respect to all data contained in its facilities, networks and systems and used in connection with the Services.  Such measures shall in no event be less stringent than those used to safeguard such party’s own property, or industry standard security measures used by companies of a similar size.  Such measures shall include, where appropriate, use of updated firewalls, virus screening software, logon identification and passwords, encryption, intrusion detection systems, logging of incidents, periodic reporting, and prompt application of current security patches, virus definitions and other updates.  Recipient shall not install any new equipment, software or technology or modify the setup of any existing equipment, software or technology that is, or will be, connected to Provider’s facilities, networks or systems without the prior consent of Provider.

(b)                                 Provider may suspend Recipient’s access (if any) to the information technology or communications systems used by Recipient following advance written notice to the extent practicable if, in Provider’s reasonable opinion (i) the integrity, security or performance of its systems, or any data stored on them, is being or is likely to be jeopardized by the activities of Recipient, or (ii) continued access to those information technology or communications systems by Recipient would expose Provider to liability.

(c)                                  Each Party reserves the right to terminate the Agreement, in its sole discretion and without limitation or termination liability, if the Recipient or Provider, as applicable, remains in breach of this Section 2.11 five (5) Business Days after receipt of notice of such breach.  Provider and Recipient acknowledge that the security measures used by the other as of the Effective Date of this Agreement are in compliance with this Section.

Section 2.12                             Personally Identifiable Information.  Each party will comply with all applicable privacy and other laws and regulations relating to protection, collection, use, and distribution of Personally Identifiable Information.  In no event may a party sell or transfer Personally Identifiable Information to third parties other than its Affiliates, or otherwise provide third parties other than its Affiliates with access thereto, except (i) as may be allowed pursuant to other written agreements between the Parties, or (ii) in the case of Provider, with any of its third-party service providers assisting Provider with the performance of the Services hereunder.  If there is a suspected or actual breach of security involving Personally Identifiable Information, responsible party will notify the other party’s Privacy counsel within twenty four (24) hours of a management-level associate becoming aware of such occurrence.

ARTICLE III

FEES AND EXPENSES

Section 3.1                                    Service Fees.  In consideration for the provision of the Services, Recipient will pay Provider the fees for each Service specified on Schedule A, which fees are inclusive of an administrative service fee (the “Base Service Fees”); provided that the Base Service Fees for each Service shall be increased by five percent (5%) each year effective as of the anniversary of the Effective Date.  The Base Service Fees, as may be adjusted in accordance with this Article III, together with the Migration Services Fees and any Omitted Services Fees, are referred to herein as the “Service Fees.”

(a)                                 The Migration Services, and any assistance in the planning of such Migration Services, shall be provided to Recipient (i) at rates established using the methodology set forth on Schedule B, and (ii) with respect to any Migration Services provided by any third-party service providers, at a cost equal to the actual out of pocket payments made by Provider or its Affiliates to such third-party service provider for performing such Services (the “Migration Services Fees”).

(b)                                 Except to the extent otherwise set forth on Schedule A or Schedule B, the Services Fees shall be exclusive of (and Recipient shall pay to Provider) any reasonable, out-of-pocket expenses incurred related to travel (including long-distance and local transportation, accommodation and meal expenses and other incidental expenses) by Provider’s personnel in connection with performing the Services.

(c)                                  Notwithstanding anything to the contrary contained herein, any Services to be performed by a third-party service provider shall be provided to Recipient at a cost equal to the actual out of pocket payments made by Provider or its Affiliates to such third-party service provider for performing such Services (it being understood, for the avoidance of doubt, that such third party service provider may include a mark-up in what it charges to Provider and its Affiliates).

(d)                                 Recipient shall be responsible for, and Provider shall not be required to use or advance its own funds for, any payment obligation of Recipient (including employee compensation payments, employee benefit payments and payments to fund checks issued or wire transfer payments made on behalf of Recipient).

(e)                                  Unless otherwise agreed by the Parties, the Service Fees for any Omitted Services will be determined by Provider on a pass-through, fully-burdened cost basis, with a fifteen percent (15%) mark-up, including the allocable cost of any Person performing such activities (the “Omitted Services Fees”).

(f)                                   Any Extended Service shall be provided to Recipient at the adjusted Base Service Fee set forth on Schedule A for such extension.

Section 3.2                                    Payment.  Recipient shall compensate Provider only for Services actually provided pursuant to this Agreement.  Invoices will be rendered each month by Provider to Recipient for the Service Fee for Services delivered during the preceding month and for any other sums due under Sections 2.1, 2.3, 3.3, 2.7, and 5.2 and Article IV.  If any Services are provided by Provider for only part of a calendar month, then any monthly Services Fees applicable for such month will be prorated for the portion of such month in which the Services were actually provided.  Each such invoice shall set forth in reasonable detail a description of such Services and the amounts charged therefor.  Recipient shall pay all invoiced amounts, which are not disputed, in immediately available funds within thirty (30) days after the date of the invoice.  If Recipient in good faith disputes an invoice, it must notify Provider in writing of the dispute within thirty (30) days after receipt of the relevant invoice specifying in detail the reason why Recipient disputes the invoice.  Any undisputed amounts not paid within such 30-day period shall be subject to interest from the due date until the date of payment, compounded monthly, at the Interest Rate.  If Recipient disputes an invoiced amount in good faith and such amount is thereafter determined to be due and payable, then the foregoing late charges will apply retroactively to the original due date after which such disputed amounts became delinquent.  Without limiting any of its other rights and remedies hereunder, Provider may suspend performance of any Services in the event that Recipient fails to timely pay any undisputed amounts due under this Agreement within fifteen (15) days after written notice of non-payment from Provider is received following the end of the 30-day period reflected in such notice.  Recipient may not deduct, set-off, counterclaim or otherwise withhold any amount owed to it by Provider (on account of any obligation owed by Provider, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the fees or other amounts payable or expenses owed by such Recipient to Provider pursuant to this Agreement.

Section 3.3                                    Taxes.  Recipient shall pay all applicable federal, state, local or foreign Taxes (including sales, use, value-added, and other similar transaction-based Taxes), duties and tariffs and all other Taxes or charges imposed on the provision of the Services by Provider, except for taxes based on net income of Provider (collectively, “Sales Taxes”).  If any such Sales Taxes are levied on Provider or deducted from amounts otherwise due to Provider hereunder, Recipient shall “gross up” the payments to Provider so that the net amount received by Provider is equal to the amount required to be paid to Provider hereunder.  The amounts set forth for each Service on Schedule A do not include Sales Taxes and will be separately stated on the relevant invoice to Recipient.  Unless otherwise required by Applicable Law, Provider shall be solely responsible for remitting payment of all Sales Taxes to the applicable Governmental

Authority.  Notwithstanding the foregoing, in the case of all Sales Taxes, Recipient shall not be obligated to pay such Sales Taxes if and to the extent that Recipient has provided valid exemption certificates or other applicable documentation that would eliminate or reduce the obligation to collect and/or pay such Sales Taxes.  Provider shall also be solely responsible for timely withholding and remitting to the applicable Governmental Authority any employment, income or other Taxes required to be withheld in respect of Provider’s employees related to the sale, performance, provision or delivery of Services.

Section 3.4                                    Regulatory Changes.  If at any time after the Effective Date, any change in Applicable Law or other material unanticipated change in the operating environment of the Vistana Business materially increases (directly or indirectly) Provider’s cost of providing the Services, Provider shall notify Recipient of such increased cost and the Parties shall promptly negotiate in good faith to adjust the Base Service Fees for each Service to accurately and fairly account for such increased cost to Provider.

ARTICLE IV

TERM OF SERVICES

Section 4.1                                    Term and Cancellation of Services.  Each Service shall be provided during the period commencing on the Effective Date, unless a different commencement date is provided for on Schedule A for such Service, and expiring on the last day such Service, as set forth on Schedule A, is required to be provided (with respect to each Service, the “Service Term”); provided, however, that Recipient may cancel any Service upon not less than one hundred twenty (120) days’ written notice of cancellation to Provider, unless a different period is provided for on Schedule A for such Service; provided that Recipient reimburses Provider for any reasonable, out-of-pocket third party costs incurred to the extent resulting from the cancellation of such Service.  For the avoidance of doubt, once Recipient has cancelled any Service, Recipient shall not be entitled to have such Service resumed pursuant to this Agreement or otherwise.

Section 4.2                                    Extension of Term of Services.  Specific Services identified on Schedule A may have their Service Term extended by Recipient for the maximum duration specified on Schedule A (an “Extended Service”).  Recipient shall make requests for Extended Services in writing not less than ninety (90) days prior to the end of the Service Term for such Service.  Notwithstanding the foregoing, if Provider in good faith determines the extension of any Service Term pursuant to this Section 4.2 will burden (financially or otherwise) Provider substantially more than anticipated on the Effective Date, Provider shall notify Recipient at least sixty (60) days prior to the end of the Service Term for that Service that Recipient cannot extend the Service Term for that Service.  No other Services may be extended beyond their Service Term stated on Schedule A.  All Extended Services are subject to (i) obtaining all Consents necessary for Provider to perform or Recipient to receive the Service beyond its original Service Term and (ii) any service limitations set forth in this Agreement.  In no event shall any Services be provided beyond two (2) years after the Effective Date.

ARTICLE V

GOVERNANCE

Section 5.1                                    Project Leads; Functional Leads; Disputes.

(a)                                 Starwood designates Ryan Bowes and Todd Petty as its lead administrative contacts for purposes of this Agreement (the “Starwood TSA Project Lead”), and Buyer designates Greg Barberio and Jeanette Marbert as its lead administrative contacts for purposes of this Agreement (the “Recipient TSA Project Lead” and, together with the Starwood TSA Project Lead, the “TSA Project Leads”).  Either Party may change its TSA Project Lead upon written notice to the other Party.  The TSA Project Leads shall meet regularly or as needed.

(b)                                 The initial points of contact for Provider and Recipient with respect to any day-to-day matters about provision of a particular Service, including attempting to resolve any issues that may arise during the performance of such Service, shall be the functional team leaders designated in the “Contact Information” column opposite such Service on Schedule A, who shall have the authority to handle such daily operational matters related to the applicable Service (each such Person, a “Functional Lead”).  Issues that cannot be resolved by the Functional Leads shall be escalated to the TSA Project Leads in accordance with this Section 5.1.

(c)                                  Prior to initiating any legal action in accordance with Section 9.4, any dispute, controversy or claim arising out of, relating to or in connection with the Services or this Agreement (a “Dispute”) that cannot be resolved by the applicable Functional Leads after a reasonable period of time (taking into consideration the nature of the Dispute) shall be submitted first to the TSA Project Leads, and the TSA Project Leads shall seek to resolve such Dispute through informal good faith negotiation.  In the event that any Dispute is not resolved by the TSA Project Leads within ten (10) Business Days after the claiming Party verbally notifies the other Party of the Dispute (during which time the TSA Project Leads shall meet in person or by telephone as often as reasonably necessary to attempt to resolve the Dispute), the TSA Project Leads shall escalate the Dispute to senior executive officers of each Party for resolution.  In the event the senior executives fail to resolve the Dispute within an additional twenty (20) Business Days, then either Party may bring an action in accordance with Section 9.4 and Section 9.5 below to resolve the Dispute.

Section 5.2                                    Steering Committee.  A steering committee (the “Steering Committee”) comprised of the TSA Project Leads, a finance executive from each Party (the “Finance Officers”) and corporate counsel from each Party (the “Legal Officers”) will have overall responsibility for oversight, administration and issue resolution relating to the performance and migration of Services under this Agreement.  The Starwood Finance Officer will be responsible for gathering data required to calculate variable transition service costs, generating monthly invoices, monitoring receipt of payments, and monitoring stranded costs.  Both Finance Officers will liaise with the TSA Project Leads and Functional Leads and the Legal Officers to suggest modifications to services or their costs (as necessary).  The Legal Officers will adjust the schedule of Services to reflect changes in scope (as necessary) and oversee any litigation matters for their respective Parties not resolved through the dispute resolution process of this Agreement.

Section 5.3                                    Meetings.  The key governance personnel will meet in person or by video or teleconference in accordance with the meeting cadence set forth on Exhibit 5.3.

Section 5.4                                    Audit Rights.

(a)                                 Compliance Audits by Provider.  Upon notice from Provider, Recipient shall provide Provider, its auditors (including internal audit staff and external auditors), inspectors, regulators and other reasonably designated representatives as Provider may from time to time designate in writing (collectively, the “Starwood Auditors”) with access to, at reasonable times, any Recipient facility or part of a facility at which Recipient is using the Services, Recipient personnel, and data and records relating to the Services for purposes of verifying compliance with this Agreement.  Provider audits may include security reviews (including Recipient’s completion of security related questionnaires) of the Services and Recipient’s systems, including reasonable use of automated scanning tools such as network scanners, port scanners, and web inspection tools.  Recipient will provide any assistance that Starwood Auditors may reasonably require with respect to such audits.  Upon notice from Recipient, Provider shall provide Recipient and its auditors with access to, at reasonable times, books and records relating to the Services or this Agreement in order for Recipient to comply with Applicable Laws.

(b)                                 Audits by Buyer.  Buyer shall have the right, upon at least thirty (30) days’ written notice to Provider, and in a manner to avoid unreasonable interruption to Provider’s business, to perform audit procedures over Provider’s internal controls and procedures for the Services provided by Provider under this Agreement; provided that, such audit right shall exist solely to the extent required by Buyer’s external auditors to ensure Buyer’s compliance with the Sarbanes-Oxley Act of 2002, to determine if Buyer’s financial statements conform to Generally Accepted Accounting Principles (GAAP), to verify third-party expenses or to the extent required by any Governmental Authority.  Provider shall provide Buyer and Buyer’s auditors with appropriate space, furnishings, and telephone, facsimile and photocopy equipment as Buyer or Buyer’s auditors may reasonably require to perform such audit procedures.  Provider shall consider in good faith, but shall not be obligated to make, changes to its controls and procedures to address any findings of such audits.  Buyer shall pay or reimburse all of Provider’s incremental costs arising from all such audit-related activities, provision of space, furnishings and equipment, and analysis and implementation, if any, of any potential changes in Provider’s controls or procedures described in this Section 5.4(b).

(c)                                  Internal Audit Support.  Provider agrees to provide Recipient a SOC 1 Type 2 Report (conducted by a nationally recognized firm qualified to perform SOC 1 Type 2 examinations) covering Provider’s general environment controls over SAP covering the period January 1 to October 31 for each year during the Term (each, a “SOC 1 Report”).  To the extent the SOC 1 Report does not address the audit needs of Buyer to evaluate the effect of Provider’s financial controls on Recipient’s internal control over financial reporting, Provider shall, at Buyer’s cost and expense, provide to Buyer and/or its designee(s) access at all reasonable times and after reasonable notice to any facility or part of a facility at which Provider or its Affiliate is providing the Services, to personnel of Provider or its Affiliate providing the Services, and to data (in a mutually agreed format), records and systems relating to the Services, to satisfy Buyer’s annual assessment of internal controls in accordance with Sarbanes-Oxley and to support the annual attest audit of Buyer.  In addition, Provider will, at Buyer’s cost and expense,  make reasonable efforts to provide to Buyer and/or its designee(s) access to third parties that perform services on behalf of Provider or its Affiliates relevant to Buyer’s evaluation of financial reporting, including SOC 1 Reports for third party systems or services relevant to the Services provided under this Agreement.

ARTICLE VI

FORCE MAJEURE

Section 6.1                                    Force Majeure Event.  Provider shall not be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control (or beyond the reasonable control of any Person acting on its behalf), including any strikes, lockouts, acts of any Governmental Authority, riot, insurrection or other hostilities, acts of the public enemy or terrorism, embargo, fuel or energy shortage, fire, flood, earthquake, tsunami, or acts of God (any such event, a “Force Majeure Event”).  In the event of a Force Majeure Event, Provider’s affected obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof.  For the duration of such suspension or delay, no fees or expenses shall be incurred by Recipient for Services that are suspended or delayed, and Recipient shall have the right, but not the obligation, to obtain replacement services for the duration of the Force Majeure Event from a third-party service provider at Recipient’s expense.

Section 6.2                                    Consequences of Force Majeure Event.  Provider shall notify Recipient as soon as reasonably practicable upon learning of the occurrence of a Force Majeure Event.  If the Force Majeure Event causes a material failure or delay in the provision of Services by Provider hereunder, (a) Provider shall use commercially reasonable efforts, which efforts shall include carrying out the actions set forth in the Recovery Plan, if such actions are applicable to such Force Majeure event, to remove such Force Majeure Event as soon as and to the extent reasonably and practicably possible, (b) Provider will treat Recipient substantially the same as any other internal or external service recipient (including franchisees) in connection with the restoration of the affected Services, if any, and (c) at the option of Recipient, the term and all additional payments owed in respect of any affected Service shall be tolled to the extent such Services are not provided or have not already been provided by Provider, until such Service is resumed in accordance with the standards set forth in Section 2.4(a).  Upon the cessation of the Force Majeure Event, Provider shall use commercially reasonable efforts to resume its performance of any affected Service in accordance with the standards set forth in Section 2.4(a) with the least possible delay.  If any Service is interrupted or suspended for more than ten (10) consecutive days, Recipient may terminate the affected Service (including any obligation to pay for such Service), in whole or in part, upon written notice to Provider.

ARTICLE VII

LIABILITIES

Section 7.1                                    Limitations of Liability.  With regard to any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of a breach of Provider’s obligations in connection with the provision of Services under this Agreement, other than Losses arising as a result of the fraud, willful misconduct or gross negligence of Provider or covered under a Provider indemnity under Section 7.2, Provider’s sole liability for such Losses shall be to use reasonable commercial efforts to re-perform, or cause its contractors to re-perform, such Services.  Recipient shall promptly advise Provider of any such breach of which it becomes aware.

Section 7.2                                    Indemnity.

(a)                                 Recipient agrees to indemnify, defend and hold harmless each Provider and its respective officers, directors, employees, agents, successors, and assigns, from any Losses resulting from Third Party Claims arising hereunder from (i) Recipient’s breach of its obligations under Section 2.12 (with respect to Personally Identifiable Information) or with respect to Provider’s Information under this Agreement, (ii) Recipient’s violation of Applicable Laws, (iii) Recipient’s failure to comply with any applicable Payment Card Industry Data Security Standard and any other credit card company specific security requirements (collectively, “Credit Card Company Regulations”) (iv) the infringement by Recipient of a third party’s intellectual property rights, or (v) Recipient’s fraud, willful misconduct or gross negligence.

(b)                                 Provider agrees to indemnify, defend and hold harmless Recipient and its respective officers, directors, employees, agents, successors, and assigns, from any Losses resulting from Third Party Claims arising hereunder from (i) Provider’s breach of its obligations with respect to Recipient’s Information under this Agreement, (ii) Provider’s violation of Applicable Laws, (iii) Provider’s failure to comply with any applicable Credit Card Company Regulations, (iv) the infringement by Provider of a third party’s intellectual property rights, or (v) Provider’s fraud, willful misconduct or gross negligence.

(c)                                  EXCEPT FOR ITS OBLIGATION TO COMPLY WITH SECTION 7.2(A) OR SECTION 7.2(B) ABOVE, AS APPLICABLE, EACH OF PROVIDER AND RECIPIENT SHALL NOT BE LIABLE FOR ANY LOSSES IN CONNECTION WITH THIS AGREEMENT.  TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES OR AGENTS BE LIABLE TO ANY INDEMNIFIED PERSON FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, OR FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR OTHER INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT UNLESS SUCH DAMAGES ARE AWARDED AND REQUIRED TO BE PAID BY AN INDEMNIFIED PERSON TO A THIRD PARTY PURSUANT TO AN ORDER OF A GOVERNMENTAL AUTHORITY.

(d)                                 The party required to indemnify pursuant to this Article (the “Indemnitor”), upon demand by a party (“Indemnitee”), at Indemnitor’s sole cost and expense, shall resist or defend such claim (in the Indemnitee’s name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld. If, in the Indemnitee’s reasonable opinion, there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.

(e)                                  No right of indemnification shall exist under this Agreement with respect to matters for which indemnification may reasonably be claimed under the Merger Agreement, it being the intent of the Parties that claims that are addressed under the Merger Agreement shall be governed solely by the Merger Agreement.  No right of indemnification shall exist under the Merger Agreement for claims arising out of the performance of this Agreement, it being the intent of the Parties that such claims shall be solely governed by the provisions of this Agreement.  Notwithstanding the foregoing, no claim for indemnification made under this Agreement shall be denied solely based on the preceding two sentences if such claim was initially brought under the Merger Agreement and denied because the subject matter of such claim was reasonably believed to be covered under the indemnification provisions of this Agreement, and except for the preceding sentence, none of the indemnifications provided in this Agreement shall in any way be deemed to limit, or otherwise impair a Party’s right to indemnification under any provision of the Merger Agreement.

Section 7.3                                    Entire Obligation. The foregoing provisions of this Article VII set forth the full extent of the parties’ liability (monetary or otherwise) under this Agreement for any and all Losses.

ARTICLE VIII

TERMINATION

Section 8.1                                    Term of Agreement.  The term of this Agreement shall commence on the Effective Date and end on the earlier to occur of (a) the date on which the provision of all Services has expired or been canceled or terminated pursuant to Section 6.2, Section 8.2 or Article IV and (b) the date on which this Agreement is terminated pursuant to Section 8.2.

Section 8.2                                    Breach of Agreement.  If Provider or Recipient causes or suffers to exist any material breach of any of its obligations under this Agreement, and such party does not cure such breach within (i) ten (10) Business Days with respect to Recipient’s obligations under Article III or (ii) thirty (30) days with respect to all other obligations of Provider or Recipient under this Agreement, after receiving written notice thereof from the non-breaching party, the Party not in breach (or whose Affiliate is not in breach) may terminate this Agreement, in whole or in part, immediately by providing written notice of termination.  In addition, either Party may terminate this Agreement, effective immediately upon written notice, if the other Party commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar Applicable Law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or makes a general assignment for the benefit of creditors or takes any corporate action to authorize any of the foregoing.

Section 8.3                                    Effect of Termination.  In the event of a termination or expiration of this Agreement, Provider shall be entitled to all outstanding amounts due from Recipient for the provision of Services rendered prior to the date of termination or expiration.  Upon termination, cancellation or expiration of any Service in accordance with this Agreement,

Provider will have no further obligation to provide such terminated, cancelled or expired Service.  In the event of a termination or expiration of this Agreement, (a) Provider will promptly return to Recipient copies of any of Recipient’s Information that are in Provider’s possession or control, and (b) Recipient will promptly return to Provider copies of any of Provider’s Information that are in Recipient’s possession or control; provided that neither Provider nor Recipient shall be required to erase or extinguish any Information which is contained in any computer or server system or archived computer system backup of such party, including in emails, so long as such Information is kept confidential in accordance with Section 9.3.

Section 8.4                                    Survival.  Notwithstanding anything herein to the contrary, Articles VI and VIII and Section 2.4(c), Section 3.2, Section 3.3, Section 8.3 and this Section 8.4 shall survive any termination or expiration of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1                                    Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier, facsimile or email transmission (in the case of telecopier, facsimile or email transmission, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 P.M. (New York City time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (New York City time) on the next Business Day) and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)                                 If to Provider, to:

Starwood Hotels & Resorts Worldwide, Inc.

One Star Point

Stamford, CT 06902

Attn.: Chief Financial Officer
Facsimile: (203) 351-2519
Email:  Alan.Schnaid@starwoodhotels.com

with a copy (which shall not constitute notice or service of process) to:

Starwood Hotels & Resorts Worldwide, Inc.
Attn.:  General Counsel
Facsimile: 203-351-2401
Email:  Kenneth.siegel@starwoodhotels.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Jennifer Perkins

Facsimile No.: (212) 751-4864

Email:  jennifer.perkins@lw.com

(b)                                 if to Recipient, to:

Interval Leisure Group, Inc.
6262 Sunset Drive
Miami, Florida 33143
Attn.: Victoria J. Kincke, General Counsel
Facsimile: 305-667-2072
Email: Victoria.Kincke@iilg.com

with a copy (which shall not constitute notice or service of process) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Attention:  Michael E. Lubowitz

Facsimile No.:  (212) 310-8007

Email: michael.lubowitz@weil.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 9.2                                    Assignment.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any Party or its Affiliates without the prior written consent of Recipient; provided, however, that, without the consent of Recipient, Provider may delegate the performance of all or any part of its obligations under this Agreement, including the obligation to provide any Service or any portion thereof, to (a) any Affiliate of Provider or (b) one or more third parties; provided that no such delegation by Provider to any such Affiliate or third party shall in any way affect the Recipient’s rights under this Agreement or relieve Provider of any of its obligations under this Agreement.  Any purported assignment in violation of this Section 9.2 shall be null and void.

Section 9.3                                    Confidentiality.

(a)                                 In the course of the provision or receipt of Services, each Provider or Recipient may need to disclose or make accessible to the other (for purposes of this Section 9.3(a), the entity disclosing or making accessible such information shall hereinafter be referred to as the “Disclosing Party”, and the entity receiving such information shall hereinafter be referred to as the “Receiving Party”) certain information that is either non-public, confidential or proprietary in nature (collectively, the “Information”); provided that for the purposes of this Agreement,

Information shall not include information that (i) becomes generally available to the public without any action by, or involvement of, the Receiving Party or its Affiliates or contractors and through no violation of this Agreement, (ii) is obtained by the Receiving Party without restrictions on use or disclosure from a third party who, to the Receiving Party’s knowledge, breached no obligation of confidentiality in disclosing the information, or (iii) is independently developed by the Receiving Party without reference or access to any Information of the Disclosing Party.

(b)                                 The Receiving Party shall hold in confidence and not disclose to any third party any Information of the Disclosing Party received by it in connection with this Agreement, and it shall use all Information of the Disclosing Party received by it in connection with this Agreement solely as necessary for the provision or receipt of the Services (and for no other purpose whatsoever) and it shall take the same care with the Disclosing Party’s Information as it does with its own, but in no event less than a reasonable degree of care; provided that Provider may disclose the Information to those of its Affiliates or to third parties that provide Services or to any directors, members, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and service providers) of any such Person, but only to the extent necessary for such Affiliates, third parties, directors, members, officers, employees, agents and advisors to carry out the Services, and provided they are bound by confidentiality obligations at least as stringent as those set forth herein.  Each Provider and Recipient shall keep the terms of this Agreement confidential and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as may be necessary to comply with Applicable Law (including the rules of any stock exchange) or any financial reporting obligations or except as otherwise permitted under this Agreement.

(c)                                  If the Receiving Party is requested to disclose any of the Disclosing Party’s Information pursuant to any judicial or governmental order, or to a regulatory authority or under other operation of Applicable Law, it will not be in breach of this Section 9.3 to make such disclosure; provided that the Receiving Party (i) promptly notifies the Disclosing Party in writing prior to making any such disclosure so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with this Section 9.3, and (ii) if the Disclosing Party is not successful in precluding the requesting legal body from requiring the disclosure of its Information, limits disclosures to the portion of Information specifically required to be disclosed and exercises reasonable efforts to obtain reliable assurances that the Information will be accorded confidential treatment.

Section 9.4                                    Governing Law.  This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Applicable Laws of the State of New York.

Section 9.5                                    Consent to Jurisdiction; Waiver of Jury Trial.

(a)                                 Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of New York located in New York County and (ii) the United States District Court for the Southern District of the State of New York for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts).  Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 9.1 shall be effective service of process for any Action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (i) state courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b)                                 EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 9.6                                    Entire Agreement.  This Agreement, together with the Merger Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any prior understandings, negotiations, agreements, or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof.

Section 9.7                                    Amendments.  This Agreement may not be amended except by a written instrument executed by the Parties.

Section 9.8                                    Waivers.  Any agreement on the part of any Party to any waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party.  No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 9.9                                    No Third Party Beneficiaries.  No provision of this Agreement is intended to confer any rights, benefits, remedies hereunder upon any Person other than the Parties, their Affiliates and their respective successors and permitted assigns.

Section 9.10                             Severability.  If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.11                             Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.

[Signature pages follow.]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized officer as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.

By:	/s/ Thomas B. Mangas
Name:	Thomas B. Mangas
Title:	Chief Executive Officer

[Signature Page to Transition Services Agreement]

INTERVAL LEISURE GROUP, INC.

By:	/s/ Jeanette E. Marbert
Name:	Jeanette E. Marbert
Title:	Executive Vice President and Chief Operating Officer

[Signature Page to Transition Services Agreement]